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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               STERIS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Ohio                       0-20165                   34-1482024
         ----                       -------                   ----------
(State of incorporation    (Commission File Number)          (IRS Employer
  or organization)                                         Identification No.)

                      5960 Heisley Road, Mentor, Ohio 44060
                      -------------------------------------
          (Address, Including Zip Code, of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
           to be so registered               each class is to be registered
           -------------------               ------------------------------

           None                              None

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

       Rights issued under Rights Agreement dated as of October 24, 1996
    ------------------------------------------------------------------------
                                (Title of class)

                    Exhibit Index located on page 4 of 56


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INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


                  On October 24, 1996, the Board of Directors of STERIS Corporation (the "Company") declared a dividend consisting of one Right for each outstanding Common Share without par value (the "Common Shares") of the Company. The distribution will be paid on November 7, 1996 (the "Record Date") to the stockholders of record on the Record Date. Following the Shares Acquisition Date (as hereinafter defined), each Right entitles the registered holder (other than an Acquiring Person (as hereinafter defined)) to purchase from the Company one Common Share at a price of $120.00 (the "Purchase Price"), subject to adjustment, or, under conditions described below, to acquire one Common Share for an exercise price of $1.00 per share (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and KeyBank National Association, as Rights Agent (the "Rights Agent"), adopted by the Company on October 24, 1996.

                  Until such time as a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Shares then outstanding (the "Shares Acquisition Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificates with a copy of a Summary of Rights attached thereto.

                  The Rights Agreement provides that, until the Shares Acquisition Date, the Rights will be transferred with and only with the Common Shares. Until the Shares Acquisition Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Share certificates, even without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. As soon as practicable following the Shares Acquisition Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Shares Acquisition Date, and such separate Right Certificates alone will evidence the Rights.

                  The Rights are not exercisable until the Shares Acquisition Date. The Rights will expire at the close of business on November 7, 2006, unless earlier redeemed by the Company as described below.

                  Upon the occurrence of a Triggering Event (as defined in the Rights Agreement), each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), shall have the right to receive, upon exercise of the Right and payment of the Exercise Price, one Common Share of the Company.



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                  The Purchase Price and the Exercise Price, and the number of
Common Shares or other securities issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution.

                  With certain exceptions, no adjustment in the Purchase Price or the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price or the Exercise Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                  At any time prior to the Shares Acquisition Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"); except that, the Rights may not be redeemed on or after the date of the commencement by any Person (as defined in the Rights Agreement) of a tender or exchange offer if, upon consummation thereof, such Person would be an Acquiring Person unless such redemption is approved by a majority of the Continuing Directors (as defined in the Rights Agreement) and the Continuing Directors constitute a majority of the Board of Directors. Immediately upon the action of the Board of Directors of the Company, or the Continuing Directors, as the case may be, electing to redeem the Rights, the Company shall make announcement thereof, and the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  The provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to correct any defect or inconsistency or, prior to the Shares Acquisition Date, to make changes deemed to be not adverse to the interests of the holders of the Rights, except that, the Rights Agreement may not be amended (other than to cure an ambiguity or to correct a defect or inconsistency) on or after the date of the commencement by any Person of a tender or exchange offer if, upon consummation thereof, such Person would be an Acquiring Person unless such amendment is approved by a majority of the Continuing Directors and the Continuing Directors constitute a majority of the Board of Directors.

                  The Rights could have the effect of discouraging a tender offer or exchange offer for Common Shares or the accumulation of a substantial number of Common Shares, unless the Board of Directors redeems the Rights.

                  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is included as Exhibit 4.1 to this Form 8-A.



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ITEM 2.           EXHIBITS.

Exhibit No.       Exhibit Description                                   Page No.
-----------       -------------------                                   --------

4.1               Rights Agreement dated as of October 24, 1996,            6
                  between STERIS Corporation and KeyBank National
                  Association, Rights Agent






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                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             STERIS CORPORATION



Date: November 4, 1996                       By: /s/ Bill R. Sanford
                                                 -------------------------------
                                                 Bill R. Sanford
                                                 Chairman, President and Chief
                                                 Executive Officer